Exhibit 99.1

ANACOR PHARMACEUTICALS APPOINTS PAUL L. BERNS AS CHIEF EXECUTIVE OFFICER

Palo Alto, CA — March 19, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced that the Company’s Board of Directors has appointed Paul L. Berns, Anacor’s Chairman of the Board of Directors, to assume the role of President and Chief Executive Officer, effective immediately.  Mr. Berns succeeds David P. Perry who has served as Anacor’s President and Chief Executive Officer since 2002.

Mr. Berns has over 20 years of industry experience as an executive in biotechnology and pharmaceutical companies.  He most recently served as the President and Chief Executive Officer of Allos Therapeutics prior to its acquisition by Spectrum Pharmaceuticals, Inc. in 2012.

“We appreciate David’s commitment to Anacor and the many contributions he has made over the past 12 years to help build Anacor into the company it is today,” said Paul Klingenstein, Chair of the Nominating and Governance Committee of the Anacor Board. “We are delighted to have attracted a proven leader of Paul’s capabilities to assume the role of CEO for the next phase of Anacor’s growth.  Having served as Chairman, Paul has a deep knowledge of Anacor’s management team, strategy, partners and development pipeline, thus enabling a smooth transition.  Additionally, Paul’s significant commercial and product development experience, combined with his strategic and business development expertise, makes him ideally suited to lead Anacor as we seek to achieve our goals.”

“I am honored to lead Anacor at a time when it has a number of promising product candidates,” commented Mr. Berns.  “We await action by the FDA this summer on our Kerydin NDA and look forward to launching pivotal studies of AN2728 in mild-to- moderate atopic dermatitis patients.  We are encouraged by the progress of our lead programs and are confident in our financial strength and commercialization prospects.  I look forward to working closely with the Company’s talented team as we continue to make progress on the next steps for Kerydin and the ongoing development of AN2728.”

About Paul L. Berns

Mr. Berns has served as a member of our board since 2012.  From March 2006 to August 2012, Mr. Berns served as President and Chief Executive Officer, and member of the Board of Directors, of Allos Therapeutics, Inc., which was acquired by Spectrum Pharmaceuticals, Inc. in August 2012.  From June 2002 to July 2005, Mr. Berns was president, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005.  From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll and, from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company.  Mr. Berns has been a director of Jazz Pharmaceuticals, PLC since 2010 and of XenoPort, Inc. since 2005.  Mr. Berns received a B.S. in Economics from the University of Wisconsin.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — Kerydin, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis. In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to Kerydin and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline, LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our transition to new leadership of the Company, clinical plans and financial projections.  Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including recent management changes; the next steps for the potential approval and commercialization of Kerydin; the plans for AN2728; risks relating to patient accrual and execution on clinical plans; the potential for success of Kerydin and our AN2728 compound; the size of the markets in onychomycosis, atopic dermatitis and psoriasis; financial projections related to our cash balance and use of cash as well as our ability to fund operations as currently conducted; and other matters that are described in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 17, 2014, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

Contact:

Anacor Pharmaceuticals

Geoff Parker, 650-543-7516

Senior Vice President and Chief Financial Officer

DeDe Sheel, 650-543-7575

Senior Director, Investor Relations and Corporate Communications